FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("First Amendment") is made and entered into as of January 26, 2001, by and among MOUNTAIN RANGE RESTAURANTS, LLC, an Arizona limited liability company ("Buyer"), PHOENIX RESTAURANT GROUP, INC., a Georgia corporation ("Seller"), and PHOENIX FOODS, INC., a Florida corporation ("Phoenix Foods") and wholly-owned subsidiary of Seller.

                                 RECITALS

     A. Buyer and Seller entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of January 5, 2001, pursuant to which Seller agreed to sell the Purchased Assets (as defined in the Asset Purchase Agreement) associated with 24 Denny's restaurants (the "Restaurants") to Buyer. Buyer and Seller have subsequently determined that three of the Restaurants subject to the Asset Purchase Agreement are owned by Phoenix Foods. These Restaurants are designated as Units 6309, 6356 and 6357 (collectively, the "Phoenix Foods Units").

     B. Phoenix Foods wishes to join the Asset Purchase Agreement so that the Phoenix Foods Units can be sold to Buyer in accordance with the terms set forth in the Asset Purchase Agreement as amended by this First Amendment.

     C. Seller is unable to sell and Buyer is unable to purchase the Restaurant designated as Unit 6710. Buyer and Seller wish to modify the Asset Purchase Agreement to reflect that Unit 6710 will not be purchased by Buyer.

     D. As of the date hereof, sublessor estoppel certificates have not been obtained for the Restaurants designated as Units 6708, 6867 and 7025. Buyer and Seller wish to set forth their respective rights and obligations if such sublessor estoppel certificates have not been obtained within forty-five (45) days after the date hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

          Section 1. Joinder, Etc. Phoenix Foods hereby joins in the Asset Purchase Agreement and agrees to sell to Buyer, and Buyer agrees to purchase from Phoenix Foods, that portion of the Purchased Assets relating to the Phoenix Foods Units upon the same terms and conditions as those set forth in the Asset Purchase Agreement as if Phoenix Foods is the Seller under the Asset Purchase Agreement with respect to the Phoenix Foods Units. Seller and Phoenix Foods shall be jointly and severally liable for all representations, warranties and covenants under the Asset Purchase Agreement with respect to the Phoenix Foods Units and the Purchased Assets associated therewith.



          Section 2. Unit 6710. Unit 6710 shall not be sold by Seller to Buyer pursuant to the Asset Purchase Agreement.
In connection therewith, the second paragraph of Section 2.2 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

             In addition, Buyer shall assume (a) Seller's liability arising after the Closing Date with respect to the capitalized lease described on Schedule 2.2 for the Pavilions-Scottsdale, Arizona Restaurant (Unit 6348) (the "Capitalized Lease"), and (b) up to $8.6 million of the Seller's debt secured by the Restaurants to CNL American Properties Fund and/or its affiliates (the "CNL Debt").

          In addition, Section 3.1 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

             3.1 Amount and Payment. As full and complete payment for the Purchased Assets, Buyer shall pay Seller the aggregate sum of Twenty Million Three Hundred Seven Thousand and Two Hundred Seventy-Five Dollars ($20,307,275.00) (the "Purchase Price"), payable by Buyer at the Closing, by Buyer delivering to Seller cash (via wire transfer) in the amount of Twenty Million Three Hundred Seven Thousand and Two Hundred Seventy-Five Dollars ($20,307,275.00), less (a) the unamortized balance of the Capitalized Lease (estimated to be $450,000) as of the Closing, (b) the amount of the CNL Debt (of up to $8.6 million) as of the Closing, and (c) the principal amount of a subordinated promissory note (the "Subordinated Note") from the Buyer to the Seller substantially in the form attached hereto as Exhibit A.

          Section 3. Put Right for Units 6708, 6867 and 7025. In the event that a fully-executed sublessor estoppel certificate, in a form that is reasonably acceptable to Seller, Buyer and Buyer's lender, is not received by the Buyer and its lender with respect to any of the Restaurants designated as Units 6708, 6867 and 7025 within forty-five (45) days after the date hereof, Buyer shall have the option for a period of 30 days thereafter of requiring Seller to repurchase any of such Units for which such sublessor estoppel certificate has not been obtained by providing Seller notice of the exercise of such option and Seller shall repurchase any of such Units within ten (10) days thereafter for a purchase price that is $542,200 with respect to Unit 6708, $1,017,315 with respect to Unit 6867 and $773,630 with respect to Unit 7025, plus any and all of Buyer's direct costs in connection with transferring any of such Units to Seller, including and prepaying a portion of its debt to General Electric Capital Business Asset Funding Corporation, including without limitation any prepayment penalty. At Buyer's option, all or any portion of any payment due from Seller to Buyer hereunder may be paid by reduction of the principal balance of the Subordinated Note (as defined in the Asset Purchase Agreement).


                                       2

          Section 4. Definitions. Except as otherwise defined herein, all capitalized terms shall have the definitions set forth in the Asset Purchase Agreement.

          Section 5. Effect of Amendment. Except as otherwise expressly amended pursuant to this First Amendment, the Asset Purchase Agreement shall remain in full force and effect.
















                                      3

     IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the date first above written.

                                   BUYER:

                                   MOUNTAIN RANGE RESTAURANTS, LLC, an
                                   Arizona limited liability company

                                   /s/ Robert Gentz
                                   --------------------------------------
                                   By: Robert Gentz
                                      -----------------------------------
                                   Its: Manager



                                   SELLER:

                                   PHOENIX RESTAURANT GROUP, INC.,
                                   a Georgia corporation

                                   /s/ W. Craig Barber
                                   --------------------------------------
                                   By: Craig Barber
                                   Its: President



                                   PHOENIX FOODS:

                                   PHOENIX FOODS, INC., a Florida corporation


                                   /s/ W. Craig Barber
                                   --------------------------------------
                                   By: Craig Barber
                                   Its: President








                                    4